FROM:     COMSAT Corporation
          6560 Rock Spring Drive
          Bethesda, MD 20817
PHONE:    301 214 3442
FAX:      301 214 7130
DATE:     April 30, 1997


For Immediate Release
---------------------

                COMSAT CHAIRMAN RESIGNS FOR MEDICAL REASONS
         -- Edwin I. Colodny Elected New Chairman of the Board --

     Bethesda, Md. -- COMSAT Corporation today announced that C. J. Silas has resigned as chairman and as a member of the company's board of directors for health reasons following recent open-heart surgery. The board of directors has elected Edwin I. Colodny to serve as chairman.
     "We are very saddened by Pete Silas' resignation and offer our heartfelt best wishes for a full and speedy recovery," said Betty C. Alewine, COMSAT president and chief executive officer. "Pete has helped guide this company through the transition to a new management team and the development of a new strategic plan. He is a distinguished business leader whose insights will be greatly missed. We are fortunate that Ed Colodny, who has an equally valuable wealth of experience, will assume the leadership role of chairman."
     "With the talented management team led by Betty Alewine, our strategic plan will stay on course and on schedule," said Ed Colodny. "COMSAT is refocused on its core strengths in international telecommunications and technology, and I share the Board's optimism about this company's future."
     Edwin I. Colodny has been a director of COMSAT since 1992. He has served as both chairman and chief executive officer of US Airways Group, Inc. and of its subsidiary, US Airways, Inc., a commercial airline company, and is a director of both corporations. He also is a director of Ascent Entertainment Group, Inc. and Esterline Technologies Corporation and a member of the board of trustees of the University of Rochester. A biography of Mr. Colodny is attached to this press release.
     COMSAT Corporation (NYSE: CQ) is a global provider of communications services and products.

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CONTACT:  Janet Dewar    Vice President, Corporate Affairs  (301) 214 3442
          Gary Sharpe    Director, Investor Relations       (301) 214 3244

Page Two

                             EDWIN I. COLODNY

     Edwin I. Colodny is chairman of the board of COMSAT Corporation. He has served as a director of COMSAT since 1992.

     Mr. Colodny retired on July 1, 1992 as chairman of US Airways Group, Inc. and US Airways, Inc. Until June 1991, he was president and chief executive officer of US Airways Group and US Airways, having served as president of US Airways since 1975.

     Mr. Colodny is a director of US Airways Group, Inc. and US Airways,
Inc.,
Ascent Entertainment Group, Inc. and Esterline Technologies. He is a member of the board of trustees of the University of Rochester, a commissioner of the National Museum of American Art of the Smithsonian Institution and a trustee of the Shelburne Museum of Shelburne, Vermont.

     He joined US Airways in 1957 as assistant to the president. In 1969, Mr. Colodny was elected executive vice president, legal affairs and marketing services, with responsibility for all customer service, in-flight services and station operations. He held this position until 1973 when he was named executive vice president, marketing and legal affairs, a position that included the direction of the company's marketing, advertising and sales promotion programs.

     Prior to joining US Airways, Mr. Colodny was affiliated with the Office of the Judge Advocate General as a first lieutenant in the U.S. Army and was a trial attorney with the Civil Aeronautics Board Bureau of Air Operations.

     Mr. Colodny joined the Washington, D.C. office of Paul, Hastings, Janofsky & Walker as of counsel in 1991.

     Mr. Colodny has received numerous awards recognizing his contributions to the aviation industry, including, in 1990, the Wright Brothers Memorial Award and the Tony Janus Award. In 1985, he received an honorary doctorate of commercial science degree from Robert Morris College. In 1986, he received an honorary doctor of law degree from Middlebury College, and in 1988, an honorary doctor of humanities from Kings College. In 1996, he was named a laureate in the Washington Business Hall of Fame.

     A native of Burlington, Vermont, Mr. Colodny received an A.B. degree with distinction in 1948 from the University of Rochester. He earned an L.L.B. from Harvard Law School in 1951.

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